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                                                Filed Pursuant to Rule 424(c)
                                                   Registration No. 333-12417


              SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996
                      OF RADIUS INC. (THE "COMPANY")


This Supplement is a part of the Prospectus and must be timely delivered to any purchaser of the securities offered by the selling shareholders or, if applicable, the Company.

CHANGE IN MANAGEMENT. On November 19, 1996, Michael Ledbetter of SCI Systems, Inc. resigned as a director of the Company after reviewing SCI's internal policies on board representation.

NONCOMPLIANCE WITH FINANCIAL COVENANTS OF IBM CREDIT LOAN AGREEMENT. Because of the Company's loss in the fourth quarter of fiscal year 1996 (see "Recent Developments--Year End Results"), the Company no longer complies with several financial covenants of the loan agreement with IBM Credit. The Company has requested a formal waiver of noncompliance from IBM Credit and expects to obtain a waiver in the near future.

SUITABILITY STANDARDS FOR CALIFORNIA RESIDENTS. The California Department of Corporations requires that any California resident who purchases these securities meet certain minimum financial standards: namely, the purchaser must (i) have an annual gross income of $65,000 and a net worth of $250,000, or a net worth of $500,000 (in each case excluding home, home furnishings and personal automobiles), (ii) be a bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension and profit sharing trust, or corporation or other entity which, together with such corporation's or other entity's affiliates has a net worth on a consolidated basis according to its most recently prepared financial statements (which have been reviewed, but not necessarily audited, by outside accountants) of not less than $14.0 million, and subsidiaries of the foregoing (other than a person formed for the sole purpose of purchasing such securities), or (iii) be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933. Upon receipt of the Prospectus and this Supplement, such purchaser must represent that it meets these suitability standards by signing and returning a copy of this Supplement to the selling shareholder or, if applicable, the Company.

NO CALIFORNIA RESIDENT WILL BE ALLOWED TO PURCHASE THESE SECURITIES UNLESS IT MEETS THESE INVESTOR SUITABILITY REQUIREMENTS.

The date of this Supplement is November 20, 1996.

                               *****

       Acknowledgement of Purchaser who is a California Resident

The undersigned represents that he, she or it meets the suitability standards of the California Department of Corporations described above and understands that the selling shareholder and the Company will rely on this acknowledgement.





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